UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
(Name of Issuer)
Common Stock, $1.00 par value per share
(Title of Class of Securities)
390064103
(CUSIP Number)
December 3, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 Pages

CUSIP No.	390064103	SCHEDULE 13G	Page	2	of	17

1	NAMES OF REPORTING PERSONS Ronald W. Burkle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,592,610 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

2,592,610 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,592,610 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.3%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

[1]	Percentages listed in each Row 11 hereto are based on 48,750,850 shares of Common Stock outstanding as of December 5, 2007, as set forth in the Issuer’s Registration Statement on Form S-3, filed December 7, 2007.

CUSIP No.	390064103	SCHEDULE 13G	Page	3	of	17

1	NAMES OF REPORTING PERSONS Yucaipa Corporate Initiatives Fund I, LLC Tax I.D. No. 95-4859733

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		892,372 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

892,372 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

892,372 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	390064103	SCHEDULE 13G	Page	4	of	17

1	NAMES OF REPORTING PERSONS Yucaipa Corporate Initiatives Fund I, LP Tax I.D. No. 95-4872485

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		892,372 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		892,372 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		892,372 shares

WITH:	8	SHARED DISPOSITIVE POWER

892,372 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

892,372 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	390064103	SCHEDULE 13G	Page	5	of	17

1	NAMES OF REPORTING PERSONS Yucaipa American Management, LLC Tax I.D. No. 30-0013506

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,700,238 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

1,700,238 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,700,238 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	390064103	SCHEDULE 13G	Page	6	of	17

1	NAMES OF REPORTING PERSONS Yucaipa American Funds, LLC Tax I.D. No. 30-0013485

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,700,238 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

1,700,238 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,700,238 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	390064103	SCHEDULE 13G	Page	7	of	17

1	NAMES OF REPORTING PERSONS Yucaipa American Alliance Fund I, LLC Tax I.D. No. 04-3626977

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,700,238 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH:	8	SHARED DISPOSITIVE POWER

1,700,238 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,700,238 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No.	390064103	SCHEDULE 13G	Page	8	of	17

1	NAMES OF REPORTING PERSONS Yucaipa American Alliance Fund I, LP Tax I.D. No. 04-3626968

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		850,125 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		850,125 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		850,125 shares

WITH:	8	SHARED DISPOSITIVE POWER

850,125 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

850,125 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No.	390064103	SCHEDULE 13G	Page	9	of	17

1	NAMES OF REPORTING PERSONS Yucaipa American Alliance (Parallel) Fund I, LP Tax I.D. No. 61-1484225

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		850,113 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		850,113 shares

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		850,113 shares

WITH:	8	SHARED DISPOSITIVE POWER

850,113 shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

850,113 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Item 1(a).	Name of Issuer.

The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices.

Two Paragon Drive, Montvale, New Jersey 07645.

Item 2(a).	Name of Persons Filing.

This Schedule 13G is filed by the following “Reporting Persons”: (i) Ronald W. Burkle, (ii) Yucaipa Corporate Initiatives Fund I, LLC, a Delaware limited liability company (“YCI LLC”), (iii) Yucaipa Corporate Initiatives Fund I, LP, a Delaware limited partnership (“YCI” and, together with YCI LLC, the “YCI Parties”), (iv) Yucaipa American Management, LLC, a Delaware limited liability company (“YAM”), (v) Yucaipa American Funds, LLC, a Delaware limited liability company (“YAF”), (vi) Yucaipa American Alliance Fund I, LLC, a Delaware limited liability company (“YAAF LLC”), (vii) Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), and (viii) Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with YAM, YAF, YAAF LLC and YAAF, the “YAAF Parties”).

Item 2(b).	Address or Principal Business Office.

Each Reporting Person’s principal business office is located at c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.

Item 2(c).	Citizenship.

Each of YCI LLC, YCI, YAM, YAF, YAAF LLC, YAAF and YAAF Parallel are organized under the laws of the state of Delaware. Mr. Burkle is a United States citizen.

Item 2(d).	Title of Class of Securities.

Common stock, par value $1.00 per share (the “Common Stock”), of the Issuer.

Item 2(e).	CUSIP No.

390064103

Item 3.	Statement is Filed Pursuant to §§240.13d—1(b) or 240.13d—2(b) or (c).

Not applicable.

Item 4.	Ownership.

See Items 5 through 9 and Item 11 of the cover pages with respect to each Reporting Person.

By virtue of the relationships among the Reporting Persons, each of the other Reporting Persons may be deemed to share beneficial ownership of the shares of Common Stock directly beneficially owned by YCI, YAAF and YAAF Parallel.

Each of the YCI Parties disclaims any ownership of the shares of Common Stock owned by the YAAF Parties, and the filing of this Statement shall not be construed as an admission that any YCI Party is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of such shares.

Each of the YAAF Parties disclaims any ownership of the shares of Common Stock owned by the YCI Parties, and the filing of this Statement shall not be construed as an admission that any YAAF Party is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of such shares.

YAAF and YAAF Parallel each disclaims any ownership of the shares of Common Stock owned by the other, and the filing of this Statement shall not be construed as an admission that either YAAF or YAAF Parallel is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of the shares of Common Stock owned by the other.

Mr. Burkle disclaims any ownership of the shares of Common Stock owned by each of the other Reporting Persons, and the filing of this Statement shall not be construed as an admission that Mr. Burkle is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of such shares.

Item 5.	Ownership of 5 Percent or Less of a Class.

Not applicable.

Item 6.	Ownership More than 5 Percent on Behalf of Another Person.

Except as stated in Item 4, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by the Reporting Persons.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 2(a).

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below the undersigned certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 13, 2007	RONALD W. BURKLE

	By:	/s/ Ronald W. Burkle

Dated: December 13, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LLC

	By:	/s/ Ronald W. Burkle

		Name:	Ronald W. Burkle
		Its:	Managing Member

Dated: December 13, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LP

	By:	Yucaipa Corporate Initiatives Fund I, LLC
	Its:	General Partner

		By:	/s/ Robert P. Bermingham

			Name:	Robert P. Bermingham
			Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN MANAGEMENT, LLC

	By:	/s/ Ronald W. Burkle

		Name:	Ronald W. Burkle
		Its:	Managing Member

Dated: December 13, 2007	YUCAIPA AMERICAN FUNDS, LLC

	By:	Yucaipa American Management, LLC
	Its:	Managing Member

		By:	/s/ Robert P. Bermingham

			Name:	Robert P. Bermingham
			Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE FUND I, LLC

	By:	Yucaipa American Funds, LLC
	Its:	Managing Member

		By:	Yucaipa American Management, LLC
		Its:	Managing Member

			By:	/s/ Robert P. Bermingham

				Name:	Robert P. Bermingham
				Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE FUND I, LP

	By:	Yucaipa American Alliance Fund I, LLC
	Its:	General Partner

		By:	Yucaipa American Funds, LLC
		Its:	Managing Member

			By:	Yucaipa American Management, LLC
			Its:	Managing Member

				By:	/s/ Robert P. Bermingham

					Name:	Robert P. Bermingham
					Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP

	By:	Yucaipa American Alliance Fund I, LLC
	Its:	General Partner

		By:	Yucaipa American Funds, LLC
		Its:	Managing Member

			By:	Yucaipa American Management, LLC
			Its:	Managing Member

				By:	/s/ Robert P. Bermingham

					Name:	Robert P. Bermingham
					Its:	Vice President

EXHIBIT I
Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $1.00 per share, of The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation, and that this agreement may be included as an exhibit to such joint filing.
     The undersigned hereby execute this joint filing agreement as of December 13, 2007.

Dated: December 13, 2007	RONALD W. BURKLE

	By:	/s/ Ronald W. Burkle

Dated: December 13, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LLC

	By:	/s/ Ronald W. Burkle

		Name:	Ronald W. Burkle
		Its:	Managing Member

Dated: December 13, 2007	YUCAIPA CORPORATE INITIATIVES FUND I, LP

	By:	Yucaipa Corporate Initiatives Fund I, LLC
	Its:	General Partner

		By:	/s/ Robert P. Bermingham

			Name:	Robert P. Bermingham
			Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN MANAGEMENT, LLC

	By:	/s/ Ronald W. Burkle

		Name:	Ronald W. Burkle
		Its:	Managing Member

Dated: December 13, 2007	YUCAIPA AMERICAN FUNDS, LLC

	By:	Yucaipa American Management, LLC
	Its:	Managing Member

		By:	/s/ Robert P. Bermingham

			Name:	Robert P. Bermingham
			Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE FUND I, LLC

	By:	Yucaipa American Funds, LLC
	Its:	Managing Member

		By:	Yucaipa American Management, LLC
		Its:	Managing Member

			By:	/s/ Robert P. Bermingham

				Name:	Robert P. Bermingham
				Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE FUND I, LP

	By:	Yucaipa American Alliance Fund I, LLC
	Its:	General Partner

		By:	Yucaipa American Funds, LLC
		Its:	Managing Member

			By:	Yucaipa American Management, LLC
			Its:	Managing Member

				By:	/s/ Robert P. Bermingham

					Name:	Robert P. Bermingham
					Its:	Vice President

Dated: December 13, 2007	YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND I, LP

	By:	Yucaipa American Alliance Fund I, LLC
	Its:	General Partner

		By:	Yucaipa American Funds, LLC
		Its:	Managing Member

			By:	Yucaipa American Management, LLC
			Its:	Managing Member

				By:	/s/ Robert P. Bermingham

					Name:	Robert P. Bermingham
					Its:	Vice President